EXHIBIT A

Agreement of Joint Filing

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G needs be filed with respect to ownership by each of the undersigned of shares of Common Stock of Appian Corporation.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date: January 30, 2018

NOVAK BIDDLE VENTURE PARTNERS V, L.P.
By: Novak Biddle Company V, L.L.C., its managing member

By:	/s/ A.G.W. Biddle, III
Name:	A.G.W. Biddle, III
Title:	Managing Member

NOVAK BIDDLE COMPANY V, L.L.C.

By:	/s/ A.G.W. Biddle, III
Name:	A.G.W. Biddle, III
Title:	Managing Member

/s/ E. Rogers Novak, Jr.
E. Rogers Novak, Jr.

/s/ A.G.W. Biddle, III
A.G.W. Biddle, III